Exhibit 5.1

June 12, 2008

Wolverine Tube, Inc.

200 Clinton Avenue West

Suite 1000

Huntsville, Alabama 35801

RE: Wolverine	Tube, Inc.

  Registration Statement on Form S-1 (File No. 333-141815)

Ladies and Gentlemen:

We have acted as counsel to Wolverine Tube, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (File No. 333-141815) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by the selling stockholders listed in the Registration Statement of up to (i) 9,148 shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share, (ii) 5,603 shares of the Company’s Series B Convertible Preferred Stock, par value $1.00 per share (together with the Series A Convertible Preferred Stock, the “Preferred Stock”), and (iii) an aggregate of 13,410,000 shares of the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Preferred Stock (the “Underlying Common Stock”).

We have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to certain factual matters, we have relied upon certificates or comparable documents of public officials and certificates, statements and representations of officers and representatives of the Company, without independently verifying the accuracy thereof.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the shares of Preferred Stock are, and the shares of Underlying Common Stock (when issued upon conversion of the Preferred Stock in accordance with the terms thereof) will be, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to matters of the laws of the United States, the laws of the State of Alabama and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Preferred Stock or the Underlying Common Stock.

Very truly yours,

/s/ Balch & Bingham LLP
BALCH & BINGHAM LLP